Mattel, Inc. Insider Trading Policy

Policy Statement
This Policy defines the responsibilities of Directors1, Officers (including Section 16 Officers), and other employees with regard to the trading of securities. The philosophy behind this Policy is Mattel’s desire to avoid even the appearance of improper conduct by Insiders and to promote transparency and promptness in the public reporting of transactions in Mattel securities by Section 16 Officers and Directors.2 This Policy also serves to protect the confidentiality of certain information about Mattel and the companies with which Mattel does business.
Purpose, Background and History
The trading of securities, directly or indirectly, while aware of Material Nonpublic Information, or the communication of Material Nonpublic Information to others who then trade in securities (which is commonly referred to as “tipping”), is prohibited by law. The SEC, the Financial Industry Regulatory Authority, Inc., and the Nasdaq Stock Market investigate and are very effective at detecting insider trading. Insider trading violations are pursued vigorously by the SEC and U.S. Department of Justice and are punished severely. The federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
1        Capitalized terms are defined in the Definitions section of the policy.
2     Section 16 Officers and Directors are the only persons required to publicly disclose their transactions in Mattel securities.
3635360.13

Mattel, Inc. Insider Trading Policy

Mattel has adopted this Policy both to satisfy Mattel’s obligation to prevent insider trading and to help Mattel personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy also is intended to prevent even the appearance of improper conduct. It is your3 obligation to understand and comply with this Policy.
Scope
This Policy applies to all Directors, Officers, and other employees of Mattel, except that Part III of the Policy (Requirement to Pre-Clear All Transactions) applies only to Directors, Section 16 Officers, and Preclearance Officers. This Policy applies to all units of Mattel. If local law in any jurisdiction applies higher standards than this Policy, then you must comply with the provisions of local law. If any provision of this Policy is illegal under local law, then that provision shall have no effect in that jurisdiction. Any employee encountering what appears to be a conflict of this kind should promptly contact the Corporate/Securities Group of Mattel’s Law Department, which will determine whether a conflict exists and whether any modifications to the Policy are needed.
Definitions
•“Board” means the board of directors of Mattel, Inc.
•“Controlled Entities” means entities that you or your Family Members control, such as partnerships, corporations and other business entities, and trusts for which you are the trustee or have a beneficial or pecuniary interest.
•“Director” means a member of the Board.
•“Exchange Act” means the Securities Exchange Act of 1934, as amended.
•“Family Member” means (a) any family member that resides with you (including any children, children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings, and in-laws), (b) any other person who lives in your household (other than household employees), and (c) any family member who does not reside in your household but whose transactions in Mattel securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Mattel securities).
•“Insider” means every Director and Officer, and all Restricted Personnel.
•“Material Nonpublic Information” means information that is both “material” and “nonpublic.” See Part I.B for a discussion of what information should be considered “material.” See Part I.C. for a discussion of when information should be considered to have been released publicly and is, therefore, no longer “nonpublic.” Mattel’s Regulation FD Policy has a more detailed discussion of the concept of public disclosure.
•“Mattel” means Mattel, Inc. and its worldwide subsidiaries and business units, as well as any organization owned or controlled by Mattel, Inc. or by its subsidiaries.
•“Officer” means an officer of Mattel, including a Section 16 Officer.
•“Preclearance Officer” means an Officer, as may be designated by the Trading Compliance Officer from time to time, who is subject to the preclearance requirements in Part III.
•“Restricted Personnel” means employees of Mattel identified by or at the direction of the Trading Compliance Officer as employees who, by virtue of their positions with Mattel, regularly or on a case-by-case basis become aware of Material Nonpublic Information about Mattel. Restricted Personnel are notified by the Trading Compliance Officer that they are subject to the “Trading Blackout Periods” set forth in Part II.
•“SEC” means the United States Securities and Exchange Commission.
3     All references to “you” or “your” in in this Policy and Appendix A should be read to include your Family Members and Controlled Entities.

3635360.13

Mattel, Inc. Insider Trading Policy

•“Section 16 Officer” means an Officer who is an “officer” for purposes of Section 16 of the Exchange Act.
•“Trading Blackout Period” is defined in Part II.
•“Trading Compliance Officer” means the Chief Legal Officer of Mattel or his or her designee, and for transactions by the Chief Legal Officer, means the most senior officer of the Corporate/Securities Group in Mattel’s Law Department or her or his designee.
Policy
I.General Policy
Note: Part I applies to all Directors, Officers, and other employees
It is the policy of Mattel that no Director, Officer, or other employee of Mattel who is aware of Material Nonpublic Information relating to Mattel may, directly or indirectly, including through Family Members, Controlled Entities, or other persons or entities, (a) trade securities of Mattel (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 under the Exchange Act, as discussed in Part I.H of this Policy), or engage in any other action to take personal advantage of that information, (b) suggest to anyone that they trade securities of Mattel, regardless of whether such suggestion is based on such Material Nonpublic Information, or (c) communicate that information to (1) any other Mattel personnel unless that person requires the information to perform their Mattel-related duties, or (2) anyone outside Mattel, including Family Members, Controlled Entities, friends, or acquaintances.
In addition, it is the policy of Mattel that no Director, Officer, or other employee of Mattel who, in the course of working for Mattel, learns of Material Nonpublic Information about any other company, including a customer, supplier, or competitor of Mattel, may directly or indirectly, including through Family Members or other persons or entities, (a) trade in that company’s securities, (b) suggest to anyone else that they trade securities of that company, regardless of whether such suggestion is based on such Material Nonpublic Information, or (c) communicate that information to (1) any other Mattel personnel unless that person requires the information to perform their Mattel-related duties, or (2) anyone outside Mattel, including Family Members, Controlled Entities, friends, or acquaintances.
The trading and communication restrictions discussed above apply until the information becomes public (as discussed below) or is no longer material. In addition, the trading prohibitions apply to (a) all sales and purchases of securities of Mattel and other companies such as stock, bonds, debentures, options, puts, and calls, as well as any other derivative transactions, and (b) all transactions in Mattel securities, such as an option exercise, gift, loan, contribution to a trust, or any other transfer.
Except as set forth in Part II.D.2 of this Policy, transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Mattel’s reputation for adhering to the highest standards of conduct.

3635360.13

Mattel, Inc. Insider Trading Policy

A.Communication of Information to Others
Mattel has a number of policies that address issues relating to the communication of information. For example, Mattel’s Intellectual Property and Confidential Information Policy prohibits the unauthorized communication of “Confidential Information” (any information relating to Mattel’s business that is of commercial benefit or interest to Mattel and not available to the public). Mattel also has a Regulation FD Policy that requires Directors, Section 16 Officers, and certain other employees to avoid the selective disclosure of Material Nonpublic Information to securities market professionals and investors. This Policy, however, prohibits you from communicating to anyone outside of Mattel, including Family Members, Controlled Entities, friends, or acquaintances, Material Nonpublic Information about Mattel or Mattel’s business partners, except that communication of Material Nonpublic Information to Mattel’s attorneys or advisors, or to other third parties, as part of a Director’s, Officer’s, or other employee’s conduct of Mattel’s business, is not necessarily a violation of this Policy. Prior to communicating to third parties Material Nonpublic Information in the conduct of Mattel’s business, you should either ensure that such communication is covered by a Non-Disclosure Agreement approved by Mattel’s Law Department or consult with the Corporate/Securities Group of Mattel’s Law Department.
B.Material Information
Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect Mattel’s stock price, whether it is positive or negative, should be considered material. The following are some examples of types of information that may be material depending on the circumstances:
•Projections of future earnings or losses, changes in such projections, or other financial guidance;
•Actual earnings or losses;
•A pending or proposed merger, acquisition, joint venture, or tender offer;
•A pending or proposed acquisition or disposition of significant assets;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•The commencement, termination, or change of any stock purchase program, or other pending or proposed material transaction in Mattel securities;
•A change in senior executive management;
•Bank borrowings or other financing transactions out of the ordinary course;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a new product or process;
•Impending bankruptcy or the existence of liquidity problems;
•The beginning of, or developments in, litigation, investigations, or regulatory actions or proceedings;
•The gain or loss of, or development with respect to, a material contract, or the gain or loss of, or a development with respect to Mattel’s relationship with, a customer, supplier, or licensor;
•Marketing changes;
•Assessments of a data loss or other security breach;
•Product recalls;
•The interruption of production or other aspects of Mattel’s business as a result of an accident, fire, natural disaster, breakdown of labor negotiations, or any major shut-down; or

3635360.13

Mattel, Inc. Insider Trading Policy

•The imposition of a ban on trading in Mattel securities.
When in doubt, you should presume that the information is Material Nonpublic Information and should contact the Corporate/Securities Group of Mattel’s Law Department for further guidance.
C.When Information is “Public”
If you are aware of Material Nonpublic Information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb and evaluate the information. Under most circumstances, the SEC does not view a website posting, by itself, as a sufficient means of public disclosure. To avoid the appearance of impropriety, as a general rule, information should not be considered absorbed by the marketplace until at least one full trading day after the day the information is released. If, for example an announcement was made on a Monday, you would not be able to trade in Mattel’s securities until the market opens on Wednesday, and then only if you do not have any additional Material Nonpublic Information after such announcement.
D.Transactions Scrutinized with Benefit of Hindsight
Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
E.Transactions by Family Members and Controlled Entities
This Policy also applies to your Family Members, as well as (a) Controlled Entities, and (b) brokerage accounts maintained for the benefit of you or your family members if anyone has discretion over the accounts. You are responsible for the transactions of Family Members, Controlled Entities, and such brokerage accounts and, therefore, should make them aware of the need to confer with you before they trade in Mattel’s securities.
F.Transactions Under Mattel Plans
There are certain situations in which you may trade Mattel’s securities with limited restrictions. Those circumstances are as follows:
(1)Stock Options. This Policy’s trading restrictions apply to any sale of shares in connection with a stock option exercise, for example: (a) as part of a broker-assisted cashless exercise of an option, or (b) any other market sale for the purpose of generating the cash needed to pay the exercise price or tax withholding related to an option, as well as to the sale of the stock underlying the option. However, this Policy’s trading restrictions do not prohibit (i) the exercise of an option if you pay the exercise price and tax withholding in cash and hold the underlying shares until you are not restricted from trading under this Policy, (ii) the exercise of an option if you pay the exercise price in cash, Mattel withholds a portion of the resulting shares to satisfy tax withholding requirements, and you hold the remaining underlying shares until you are not restricted from trading under this Policy or (iii) the receipt or vesting of options.
(2)Restricted Stock Units and Performance Units. While this Policy’s trading restrictions do not apply to the receipt of shares upon the vesting of restricted stock units or performance units or the automatic withholding of shares by Mattel to satisfy tax withholding requirements, the trading restrictions do apply to any market sales of shares underlying the vested restricted stock units or performance units.

3635360.13

Mattel, Inc. Insider Trading Policy

(3)401(k) Plan. This Policy’s trading restrictions apply to the following elections you may make under the 401(k) plan: (a) an initial election to designate a percentage of your periodic contributions that will be allocated to the Mattel stock fund, (b) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Mattel stock fund, (c) an election to make an intra-plan transfer of an existing account balance into or out of the Mattel stock fund, (d) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Mattel stock fund balance, and (e) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Mattel stock fund. However, this Policy’s trading restrictions do not prohibit purchases of Mattel stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election that you made when you were not aware of Material Nonpublic Information and not subject to a Trading Blackout Period.
(4)Deferred Compensation Plans. This Policy’s trading restrictions apply to the following elections you may make under the deferred compensation plans: (a) an election to defer amounts into the Mattel stock equivalent fund, (b) an election to increase or decrease the percentage of your deferrals that will be allocated to the Mattel stock equivalent fund, and (c) an election to make an intra-plan transfer of an existing account balance into the Mattel stock equivalent fund. However, this Policy’s trading restrictions do not prohibit an election made when you were not aware of Material Nonpublic Information and not subject to a Trading Blackout Period.
(5)Employee Stock Purchase Plan. In the event Mattel adopts an employee stock purchase plan, this Policy’s trading restrictions apply to any (a) election to participate or cease participation in the plan for any enrollment period, (b) election to increase or decrease the percentage of your periodic contribution to the plan, and (c) sales of Mattel stock purchased pursuant to the plan. However, this Policy does not prohibit purchases of Mattel stock in the employee stock purchase plan resulting from your periodic contribution to the plan pursuant to an election made when you were not aware of Material Nonpublic Information and not subject to a Trading Blackout Period, or to purchases of Mattel stock resulting from lump sum contributions to the plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period.
(6)Dividend Reinvestment Plan. This Policy’s trading restrictions apply to any (a) voluntary purchases of Mattel stock resulting from additional contributions you choose to make to the plan, (b) election to participate in or cease participation in the plan, (c) election to increase or decrease your level of participation in the plan, and (d) sale of Mattel stock purchased pursuant to the plan. However, in the event that Mattel issues a dividend, this Policy does not prohibit purchases of Mattel stock under Mattel’s dividend reinvestment plan resulting from reinvestment of dividends paid on Mattel securities pursuant to the elections you made in accordance with the plan when you were not aware of Material Nonpublic Information and not subject to a Trading Blackout Period.
G.Additional Prohibited Transactions
Mattel considers it generally improper and inappropriate for any Director, Officer, or other employee of Mattel, or their Family Members or Controlled Entities, to engage in short-term or speculative transactions in Mattel’s securities. Accordingly, your trading in Mattel securities is subject to the following additional prohibitions:
(1)Short Sales. Short sales of Mattel’s securities, including “short sales against the box” (a sale with delayed delivery), evidence an expectation on the part of the seller that the securities will decline in value and, therefore, may signal to the market that the seller does not have confidence in Mattel or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Mattel’s performance. For these reasons, short sales of Mattel’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits Directors and Section 16 Officers from engaging in short sales.

3635360.13

Mattel, Inc. Insider Trading Policy

(2)Publicly Traded Options and Other Derivative Securities. A transaction in publicly traded options and other derivative securities is, in effect, a bet on the short-term movement of Mattel’s stock and, therefore, creates the appearance that the Director, Officer, or other employee is trading based on Material Nonpublic Information. Transactions in publicly traded options and other derivative securities also may focus the Director’s, Officer’s, or other employee’s attention on short-term performance at the expense of Mattel’s long-term objectives. Accordingly, transactions in puts, calls, options, and other derivative securities, on an exchange, in any organized market, or in any private transaction, including customized derivative transactions with third parties, are prohibited by this Policy.
(3)Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the stockholder may no longer have the same objectives as Mattel’s other stockholders. Directors, Officers, and other employees are prohibited from engaging in such transactions.
(4)Margin Accounts and Pledges. Directors, Officers, and other employees are prohibited from holding Mattel securities in a margin account or pledging Mattel securities as collateral for a loan.
H.Rule 10b5-1 Trading Plans.
Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability for trading plans that meet certain requirements. Transactions effected pursuant to an approved Rule 10b5-1 trading plan are not subject to the prohibition on trading on the basis of Material Nonpublic Information or to the restrictions set forth below related to Trading Blackout Periods and pre-clearance. Any person who wishes to implement a trading plan pursuant to Rule 10b5-1 under the Exchange Act must first pre-clear the plan with the Trading Compliance Officer at least ten business days prior to the entry into the Rule 10b5-1 trading plan.
As required by Rule 10b5-1, you may enter into a Rule 10b5-1 trading plan only when you are not aware of Material Nonpublic Information. In addition, you may not enter into a Rule 10b5-1 trading plan during a Trading Blackout Period even if you are not aware of Material Nonpublic Information. Under this Policy, the adoption, amendment, or termination of a Rule 10b5-1 trading plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”
I.Post-Termination Transactions
If you are aware of Material Nonpublic Information when your employment terminates, you may not trade in Mattel securities until that information has become public or is no longer material. Additionally, the procedures set forth in Part II below will continue to apply to your transactions in Mattel securities until the expiration of any applicable Trading Blackout Period that is in place at the time of your termination of employment or services.
II.Trading Blackout Periods
Note:    Part II applies primarily to Insiders, but can also apply to other employees in certain situations.
A.Quarterly Trading Blackout Periods
All Insiders, together with their Family Members and Controlled Entities, may not engage in transactions in Mattel’s securities during a “Trading Blackout Period” beginning at the close of trading on the last trading day of the second month in each fiscal quarter and ending one full trading day after Mattel’s issuance of its quarterly earnings release with respect to such fiscal quarter; provided, however, that with regard to Mattel’s fourth quarter, the Trading Blackout Period will begin at the closing of trading on the last trading day before Thanksgiving Day and will end one full trading day after Mattel’s issuance of its quarterly and annual earnings release.

3635360.13

Mattel, Inc. Insider Trading Policy

B.Event-specific Trading Blackout Periods
From time to time, an event may occur that is material to Mattel and is known by only certain individuals. So long as the event remains material and nonpublic, such persons may not trade in Mattel’s securities. The Trading Compliance Officer may notify appropriate persons of the existence of an event-specific blackout, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Trading Compliance Officer to inform a person of an event-specific blackout will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information.
C.Additional Trading Blackout Periods Related to 401(k) and Other Retirement Plans
Mattel has established a procedure for a Trading Blackout Period for Directors and Section 16 Officers that prevents them from trading in Mattel’s securities at any time when employees are blacked out from trading in Mattel securities in Mattel’s 401(k) plan or similar retirement plan. You will be advised in advance if such a Trading Blackout Period will occur and the period during which no trades in Mattel’s securities will be permitted. This Trading Blackout Period complies with the requirements of Section 306 of the Sarbanes-Oxley Act of 2002. The extent of the foregoing blackout is intended to conform with any future regulations issued by the SEC or the Department of Labor on this topic. There are limited exceptions to this rule, and Directors and Section 16 Officers should consult with the Trading Compliance Officer prior to attempting a stock transaction during such Trading Blackout Period.
III.Requirement to Pre-Clear All Transactions
Note: Part III applies only to Directors, Section 16 Officers, and Preclearance Officers.
A.General Pre-Clearance Requirement
To help prevent inadvertent violations of the law and to avoid even the appearance of trading on inside information, Directors, Section 16 Officers, and Preclearance Officers, together with those people described in Part I.E, may not engage in any transaction involving Mattel’s securities (including a stock plan transaction such as an option exercise, gift, loan, pledge, hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Trading Compliance Officer. A request for pre-clearance should be submitted to the Trading Compliance Officer at least five business days in advance of the proposed transaction, other than for Rule 10b5-1 trading plans, which must be submitted for review and pre-clearance at least ten business days in advance of entry into the plan. The Trading Compliance Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. For the avoidance of doubt, the Trading Compliance Officer may revoke pre-clearance of a trade at any time.
Directors, Section 16 Officers, and Preclearance Officers should seek and obtain pre-clearance from the Trading Compliance Officer prior to discussing a potential trade with brokers or other advisors. If pre-clearance is denied or subsequently revoked, that denial or revocation must be kept confidential by the person requesting pre-clearance. Unless otherwise provided, pre-clearance of a transaction and/or Rule 10b5-1 trading plan is valid for five business days, provided you do not become aware of any Material Nonpublic Information. If the transaction is not executed and/or Rule 10b5-1 trading plan is not entered into within that time, the person requesting pre-clearance must request pre-clearance again.
B.Rule 10b5-1 Trading Plans
Note that special requirements and pre-clearance procedures apply to modifications and/or terminations of Rule 10b5-1 trading plans. Please consult Appendix A, “Guidelines for Rule 10b5-1 Trading Plans,” to this Policy for details.

3635360.13

Mattel, Inc. Insider Trading Policy

Because the SEC rules on trading plans are complex, you should consult with your own legal and financial advisors and be sure you fully understand the limitations and conditions of the rules before you establish a Rule 10b5-1 trading plan.
IV.Mattel Transactions
From time to time, Mattel may engage in transactions in its own securities. It is Mattel’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board or appropriate Board committee, if required) when engaging in transactions in Mattel securities.
V.Table of Sources
•Securities Exchange Act of 1934, as amended
•Section 306 of the Sarbanes-Oxley Act of 2002
•Rules and Regulations adopted pursuant to the Exchange Act, including but not limited to:
‒Rule 10b-5
‒Rule 10b5-1
‒Rule 10b5-2
‒Regulation FD
VI.Administration and Enforcement
In the event there is a violation of this Insider Trading Policy, the independent Directors, in consultation with counsel, will develop appropriate sanctions.
Anyone who tips information (the “tipper”) to a person (the “tippee”) who then trades may be subject to the same penalties as the tippee, even if the tipper did not trade and did not profit from the tippee’s trading or did not know that the tippee was going to trade on the information.
If you have a question about this Policy or its application to any proposed transaction, you should obtain additional guidance from the Corporate/Securities Group of Mattel’s Law Department. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with you. You should consult with your legal and financial advisors, as needed.

3635360.13

Appendix A
Guidelines for Rule 10b5-1 Trading Plans
Rule 10b5-1 (“Rule 10b5-1”) under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to the Policy must enter into a Rule 10b5-1 trading plan for transactions in Mattel securities that meets certain conditions specified in the rule (referred to in this Appendix A as “10b5-1 Trading Plan”).
As such, Mattel permits its Insiders and Preclearance Officers to enter into 10b5-1 Trading Plans and has adopted the following guidelines regarding the adoption, modification, and termination of any such 10b5-1 Trading Plans. All references in these guidelines to “you” or “your” should be read to include your Family Members and Controlled Entities. Capitalized terms used in these guidelines without definition These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Trading Compliance Officer will interpret and administer these guidelines for compliance with the Policy and the requirements below. No personal legal or financial advice is being provided by the Mattel’s Law Department regarding any 10b5-1 Trading Plan or proposed trades. You remain ultimately responsible for ensuring that your 10b5-1 Trading Plan and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorney, Fidelity Investments or any successor thereto, or other advisors about any contemplated 10b5-1 Trading Plan. Note that if you are a Director or Section 16 Officer, Mattel is required to publicly disclose the material terms of your 10b5-1 Trading Plan, other than with respect to price, in its periodic report for the quarter in which the 10b5-1 Trading Plan is adopted, or terminated or modified (as described below).
1.Pre-Clearance Requirement. The 10b5-1 Trading Plan must be reviewed and approved in advance by the Trading Compliance Officer at least ten business days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines.
2.Time of Adoption. In addition to the pre-clearance requirements described above, a 10b5-1 Trading Plan may only be adopted at a time when:
•You are not aware of any Material Nonpublic Information; and
•No Trading Blackout Period is in effect.
3.Plan Instructions. Any 10b5-1 Trading Plan you adopt must be in writing, signed, and either:
•specify the amount, price, and date of the sales (or purchases) of Mattel securities to be effected; or
•provide a formula, algorithm, or computer program for determining when to sell (or purchase) Mattel securities, the quantity to sell (or purchase), and the price.
For the avoidance of doubt, you may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted 10b5-1 Trading Plan.
4.No Hedging. You must not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Trading Plan and must agree not to enter into any such transaction while the 10b5-1 Trading Plan is in effect.
5.Good Faith Requirements. You must enter into the 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. You must act in good faith with respect to the 10b5-1 Trading Plan for the entirety of its duration.
6.Certifications for Directors and Officers. If you are a Director or Section 16 Officer, the 10b5-1 Trading Plan must include the following certifications required by Rule 10b5-1(c)(1)(ii)(C):
•You are not aware of any material nonpublic information about Mattel or Mattel securities; and
•You are adopting the 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.
A-1
3635360.13

Mattel, Inc. Insider Trading Policy
Appendix A – Guidelines for Rule 10b5-1 Trading Plans

7.Cooling Off Periods. The first trade under the 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
•If you are a Director or Section 16 Officer, the later of (a) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Trading Plan was adopted and (b) 90 calendar days after adoption of the 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•If you are not a Director or Section 16 Officer, 30 days after adoption of the 10b5-1 Trading Plan.
8.No Overlapping 10b5-1 Trading Plans. No more than one 10b5-1 Trading Plan can be effecting trades at any time.
9.Single Transaction Plans. You may not enter into more than one 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period. A 10b5-1 Trading Plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.Modifications and Terminations. Modifications/amendments and terminations of an existing 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the 10b5-1 Trading Plan will be deemed to be a termination of the current 10b5-1 Trading Plan and creation of a new 10b5-1 Trading Plan. If you are considering administerial changes to your 10b5-1 Trading Plan, such as changing the account information, you should consult with the Trading Compliance Officer to in advance to confirm that any such change does not constitute an effective termination of your plan.
As such, the modification/amendment of an existing 10b5-1 Trading Plan is subject to the review and approval by the Trading Compliance Officer in accordance with the pre-clearance procedures set forth in the Policy and Section 1 of these guidelines, and will be subject to all the other requirements set forth in Sections 2 - 10 of these guidelines regarding the adoption of a new 10b5-1 Trading Plan.
The termination (other than through an amendment or modification) of an existing 10b5-1 Trading Plan subject to the review and approval by the Trading Compliance Officer in accordance with pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the termination of a 10b5-1 Trading Plan will not be approved unless:
•You terminate a 10b5-1 Trading Plan at a time when you are not aware of Material Nonpublic Information; and
•No Trading Blackout Period is in effect.
A-2
3635360.13